EXHIBIT (n)

                  Other Opinions: Independent Auditors' Consent


CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



We consent to the use in this Post-Effective Amendment No. 4 to Registration Statement No. 333-101274 of Ameritas Variable Life Insurance Company Separate Account V of our reports dated February 22, 2005, on the financial statements of Ameritas Variable Life Insurance Company and the financial statements of the subaccounts of Ameritas Variable Life Insurance Company Separate Account V, appearing in the Statement of Additional Information, which is a part of such Registration Statement, and to the reference to us under the heading "Financial Statements" in such Statement of Additional Information.

/s/ Deloitte & Touche LLP


Lincoln, Nebraska
April 5, 2005